Exhibit 99.1

Off The Hook Yachts Featured in New York Post Article: From Start-Up to New York Stock Exchange

Article articulates how founder Jason Ruegg has profitably grown the business from a college side-hustle to America’s largest pre-owned boat company

Wilmington, NC — January 28, 2026 — Off The Hook YS Inc. (NYSE American: OTH) (“Off the Hook Yachts” or “Off the Hook” or “the Company”), America’s largest buyer and seller of pre-owned boats, today announced the publication of an article titled “How a yacht-flipping business went from college side hustle to $68M publicly traded company” in the New York Post. The article can be read in full HERE.

Key highlights of the article include:

●	From College Hustle to $68M Public Company

Founder Jason Ruegg turned a simple side hustle into Off The Hook Yachts, now the largest pre-owned boat seller in the U.S. The company went public, raised $15 million in its IPO, and now buys about $100 million worth of used boats annually, positioning itself as the “Carvana for boats.”

●	Tech-Enabled, Fast-Turn Inventory Model

Off The Hook’s AI-powered platform rapidly matches buyers and sellers, often closing deals within a day. With in-house financing, inspections, and closing services, the Company turns inventory about five times per year, far above industry norms.

●	Strong Growth, Profitable & Recession-Resilient

Off The Hook has expanded its buying power to $60 million, is breaking sales records even in uncertain markets, and plans major growth, including opening its new headquarters in Florida and scaling to 1,000 employees by 2027.

About Off The Hook YS Inc.

Founded in 2012, Off The Hook YS Inc., America’s largest buyer and seller of pre-owned boats, is a vertically integrated marine platform transforming how a market of ~1 million used boats and yachts are bought, sold, and financed across the U.S. annually. The Company’s proprietary AI-powered systems and national acquisition model drive unmatched speed, efficiency, and transparency leading to its acquisition of more than $100 million in boat purchases annually at a 5X inventory turn. With a scalable infrastructure spanning technology, wholesale, brokerage, financing, asset recovery, repair, and support yacht services, Off The Hook is well-positioned to lead the evolving $57 billion marine market. Off The Hook’s vertically integrated businesses include: Autograph Yacht Group, Azure Funding, Boats & Buyers, and We Buy Boats.

Contact

Investor Relations

ir@offthehookys.com

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Off The Hook YS Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Off The Hook YS Inc. undertakes no duty to update such information except as required under applicable law.